Exhibit 99.1

PRESS RELEASE

CONTACT: Liz Shows
Odyssey Marine Exploration, Inc.
(813) 876-1776 x 2335
lshows@shipwreck.net

Odyssey Marine Exploration

Acquires Stake in Venture to Pursue Exploration of

Deep-Ocean Gold and Copper Deposits

Tampa, FL – November 20, 2009 - Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), a pioneer in the field of deep-ocean shipwreck exploration, has acquired a minority interest in SMM Project LLC, a company funded by a group of investors to bring together the exclusive licenses and skills of world renowned deep-ocean geologist Dr. Timothy McConachy of Bluewater Metals, the deep-ocean survey and exploration expertise of Odyssey, and the offshore coring and mining expertise of Robert Goodden.

SMM Project LLC recently purchased a majority interest in Bluewater Metals Pty Ltd, an Australian company with licenses for mineral exploration of approximately 150,000 square kilometers of ocean floor in four different countries in the South Pacific. The group will focus on the exploration and monetization of gold and copper-rich Seafloor Massive Sulfide (SMS) deposits through a new business entity which will acquire the remaining interest in Bluewater, in accordance with a memorandum of understanding concluded between the parties.

It is anticipated that Odyssey will dedicate certain marine assets, including a ship and related marine exploration technology to the endeavor, and will own approximately 40% of the new entity. In addition, Odyssey is expected to provide proprietary expertise and personnel management to the entity under contract, and will supervise operations to explore for deep-ocean gold, copper and silver deposits in areas covered by exploration permits currently held by Bluewater Metals.

“This is a natural extension for Odyssey and leverages our core competencies in an exciting new deep-ocean field. Deep-ocean SMS exploration and mining is where offshore oil exploration was 50 years ago, and the challenges to date have mostly centered on lack of technical expertise to find and recover these extremely valuable deposits that have high concentrations of gold, copper, silver and other minerals. We have been monitoring this field for years and have finally decided that the time is now right – and we have found the right partners – to make our move,” stated Greg Stemm, Odyssey Chief Executive Officer.

“The Bluewater Metals team has done an outstanding job building relationships with governments and securing exploration permits in some of the most promising areas in the world for deep-ocean mineral deposits. We look forward to working with their team to maximize the revenue potential from high-value mineral deposits on the ocean floor. The opportunities in this arena are a perfect complement to our pioneering shipwreck exploration work. Interestingly, looking for SMS deposits is a lot like looking for barely discernable shipwreck ballast piles, and I don’t think there is a better team in the world for this kind of work than ours, “ continued Stemm.

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“We’re excited by the possibilities of this new deep ocean mining venture, but we remain committed to our core shipwreck exploration goals,” said Mark Gordon, President of Odyssey. “Although we plan to dedicate certain marine assets and personnel to this exciting venture, we’ve become highly proficient at mobilizing our technical gear on ships of opportunity and therefore retain our full operational capability for our shipwreck projects. We’re planning a full schedule of shipwreck exploration for 2010.”

“We’re looking forward to exploring our permitted areas with the Odyssey team,” said Dr. Tim McConachy, Co-Founder of Bluewater. “We’ve been successful in securing exploration permits in areas that we believe are likely to feature valuable SMS deposits based on previous expeditions and years of detailed geological research. The next step is conducting the deep-ocean surveys necessary to confirm these deposits. Partnering with Odyssey, a company with proven deep-ocean expertise and capabilities is the best way to ensure our success and with Robert Goodden and his team’s involvement we are confident of successfully proof coring anything we find.”

About SMS Deposits

Seafloor Massive Sulfide (SMS) deposits are naturally occurring deposits which contain high concentrations of gold, copper, zinc, silver and other metals in relatively compact areas. Although possible anywhere new ocean crust is forming, the highest grade deposits have been found at convergent plate margins, especially in the South Pacific. These deposits are formed as cold seawater moves down through cracks in the seafloor and is superheated by the molten magma deep within the crust. The hot hydrothermal fluid rises to the surface, dissolving and leaching metals from the surrounding rock as it rises. When the hydrothermal fluid encounters the cold seawater, the metals and sulphur precipitate and accumulate on the seafloor as a SMS deposit.

About Bluewater Metals Pty Ltd.

Bluewater was co-founded by Dr. Timothy McConachy and Mr. Harvey Cook. Dr. McConachy is widely considered to be one of the world’s most knowledgeable geologists with respect to subsea mineral resources and exploration. He has previously served as Chief Geologist for one of the world’s largest mining companies, Rio Tinto, and as Head of Seabed Ore Systems for CSIRO, Australia’s national science agency. Mr. Cook is an Australia-based businessman with broad experience in the South West Pacific region.

Since its inception, Bluewater has been granted 46 exploration areas called “tenements” representing approximately 146,311 square kilometers of exclusive mineral exploration rights from the governments of Papua New Guinea, Solomon Islands and Tonga and non-exclusive mineral exploration rights from Vanuatu.

About Robert Goodden

Robert Goodden, a mining engineer, is an acknowledged expert in deep-sea coring and mineral exploration. He founded Seacore Ltd in 1975 and built the company into a world leader in marine geological and geotechnical drilling. Seacore Ltd was sold to the Fugro Group in 2006. Mr. Goodden personally retained Seacore’s marine mining interests and renamed the division of the company Subsea Minerals Ltd.

Mr. Goodden first became involved in SMS deposits in 2001 when he provided advice and oversight of the first two deep ocean drilling programs for Nautilus Minerals, a current leader in the SMS deposit industry. Since that time, Subsea Minerals has acted as a site consultant and drilling contractor to Nautilus. Goodden has been intimately involved with every commercial SMS core drilling project carried out to date, and together with members of his team, has amassed unique know how in remotely operated deep sea coring.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War-era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. The Company also has other shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, and educational programs.

Odyssey’s operations are the subject of a Discovery Channel television series titled “Treasure Quest,” which is produced by JWM Productions. The 12-episode first season aired in the US and the UK in early 2009 and is scheduled to air worldwide throughout 2009. Production on a second season is underway.

Following previous successful engagements in New Orleans, Tampa, Detroit, and Oklahoma City, Odyssey’s SHIPWRECK! Pirates & Treasure is currently on exhibit at Discovery Place in Charlotte, NC. Additional information is available at www.discoveryplace.org.

For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission.

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